Exhibit No. EX-99.h.1.b.vii

THE DFA INVESTMENT TRUST COMPANY

TRANSFER AGENCY AGREEMENT

ADDENDUM NUMBER SEVEN

THIS ADDENDUM is made as of the 21st day of September, 2001, by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the “Fund”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” a Delaware corporation (the “Transfer Agent” or “PFPC”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund has retained PFPC to serve as the Fund’s transfer agent, registrar and dividend disbursing agent, pursuant to a Transfer Agency Agreement, dated January 15, 1993, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that PFPC shall provide such services to any series of shares created by the Fund after the date of the Agreement upon the mutual agreement of the Fund and the Transfer Agent; and

WHEREAS, PFPC presently provides such services to the series of the Fund designated as The Tax-Managed U.S. Marketwide Series, which shall be renamed The Tax-Managed U.S. Equity Series, and which is listed on Schedule B, attached hereto; and

WHEREAS, Paragraph 23 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. The Agreement is amended to provide that those series set forth on “Schedule B, Series of The DFA Investment Trust Company, Amended and Restated September 21, 2001,” which is attached hereto, shall be “Series” under the Agreement.

2. The fee schedules of PFPC applicable to the Series shall be as agreed to in writing, from time to time, by the Fund and the Transfer Agent.

3. In all other respects, the Agreement shall remain unchanged and in full force and effect.

4. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. The effective date of this Addendum shall be September 21, 2001.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Seven to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

THE DFA INVESTMENT TRUST COMPANY

By:	/s/ Catherine L. Newell
Catherine L. Newell Vice President and Secretary

PFPC INC.

By:	/s/ Joseph Gramlich
Joseph Gramlich Executive Vice President

Amended and Restated

September 21, 2001

SCHEDULE B

SERIES OF

THE DFA INVESTMENT TRUST COMPANY

The U.S. Micro Cap Series

The U.S. Small Cap Series

The U.S. Large Company Series

The Enhanced U.S. Large Company Series

The U.S. Small Cap Value Series

The U.S. Large Cap Value Series

The U.S. Small XM Value Series

The Japanese Small Company Series

The Pacific Rim Small Company Series

The United Kingdom Small Company Series

The Emerging Markets Series

The DFA International Value Series

The Emerging Markets Small Cap Series

The Continental Small Company Series

The DFA One-Year Fixed Income Series

The DFA Two-Year Global Fixed Income Series

The Tax-Managed U.S. Marketwide Value Series

The Tax-Managed U.S. Equity Series

The Global Value Series

The Global Large Company Series

The Global Small Company Series

The LD U.S. Marketwide Series

The HD U.S. Marketwide Series

The LD U.S. Marketwide Value Series

The HD U.S. Marketwide Value Series

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